EXHIBIT 3.128
                                FIRST AMENDMENT TO
                       CONNECTICUT NATURAL GAS CORPORATION
                         EXECUTIVE RESTRICTED STOCK PLAN


        THIS AMENDMENT made this ______ day of _______________, 1997, by the

   Connecticut Natural Gas Corporation for the purpose of amending its

   Executive Restricted Stock Plan,

                              W I T N E S S E T H :

        WHEREAS, Connecticut Natural Gas Corporation (the "Corporation")

   adopted an Executive Restricted Stock Plan (the "Plan") effective October 1,

   1990; and

        WHEREAS, the Corporation reserved the right to amend the Plan by action of its Board; and

        WHEREAS, pursuant to an Agreement and Plan of Exchange, it is anticipated that the outstanding shares of CNG Common Stock will be exchanged for shares of the common stock of CTG Resources, Inc.; and

        WHEREAS, such shares will thereafter be considered to be "Shares"

   pursuant to this Plan;

        NOW, THEREFORE, the Corporation hereby amends the Plan as follows:

        1.   Paragraph (j) of Section 2 is amended to read as follows:

             "(j) 'Shares' means shares of common stock of CTG Resources, Inc."

        2.   The first sentence of Paragraph (d) of Section 10 is amended by the insertion of the words "or cause to be issued" after the word "issue"

   wherever the same shall appear therein.

        3.   This amendment shall be effective upon the effective date of an

   Agreement and Plan of Exchange pursuant to which shares of CNG Common Stock are exchanged for shares of CTG Resources, Inc. Common Stock.





        IN WITNESS WHEREOF, the Corporation hereby executes this amendment on the day and year above written.


   ATTEST:                  CONNECTICUT NATURAL GAS CORPORATION



   ______________________   By__________________________________
                              Its











































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